UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

HASHICORP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

People Manager Toolkit

April 24, 2024

NOTE: This guide is not for distribution. It is intended to help guide your conversations with your teams regarding the announcement.

Overview

Today, we announced that IBM intends to acquire HashiCorp for $35 per share in cash, representing an equity value of approximately $7.7 billion. This transaction unites two leading technology businesses with highly complementary visions: to be the platform of choice for multi-cloud and hybrid infrastructure automation.

Your Role as a People Manager

Your role as a manager is critical during these times. We realize this is a lot to ask of you as you are absorbing this information at the same time as your team members. As you can imagine, the need for confidentiality during such a process is paramount to protect the company, its investors, our customers and our employees so we were unable to notify this group prior to our public announcement. That said, we hope this guide helps you navigate this change. We recognize that your team members will likely have questions and there may be some uncertainty that we will hope to alleviate. We also know that your team members—including you—are experiencing a range of emotions with this news. We’re committed to supporting you through this change and to share as much information as possible as soon as we’re able. Again, we are very early in a process that is expected to take months, so there is much we do not yet know.

To help you respond to questions and ensure that everyone receives consistent information, please familiarize yourself with the following materials:

•	A LINK to the press release issued today;

•	A LINK to the HashiCorp blog post that has been published on our website;

•	The All-Employee email from Dave;

•	A LINK to all company FAQs that was attached in Dave’s email;

•

A Google form for employees to ask questions ahead of our All Hands tomorrow, April 25, 2024 and ongoing. We will continue to update and republish the FAQs based on new information we receive and questions that come in; and

•	A LINK to draft ANOB email that you can send if you have a candidate with an accepted offer with a future start date (or ANOB - Accepted Not On Board).

Please note that the materials included in this toolkit have been approved by legal counsel and certain communications that are distributed in writing will be filed with the U.S. Securities and Exchange Commission. It is important that you do not add to or change in any way these materials or other communications you may receive regarding this transaction in the future.

Key Reminders

As you prepare for conversations with your teams, please keep in mind:

•

Stay aligned around our message. It is important that our communications are consistent. Read the emails from Dave and attend any additional meetings your HLT member might ask you to come to and please adhere to the messaging. Do not add to or change them in any way, including by offering personal opinions.

•

Don’t speculate. The documents we are providing include all the relevant details concerning the transaction with IBM that we have at this time. It is only “Day 1,” and if you receive questions that cannot be answered with the materials provided, it is perfectly acceptable to say: “This was just announced. Let me look into those details and get back to you.” Please also encourage your teams to submit any additional questions to the questions Google form, so we can address them if possible.

•

Be responsive and supportive. Your teams will look to you for guidance and context. How you talk about the transaction will influence how our employees respond. Explain the benefits of the transaction and be responsive to your team’s questions. Most importantly, remain confident, positive and forward-looking, and encourage them to do the same. This transaction is a significant milestone for HashiCorp and we expect it to create new opportunities for team members.

•

Keep your teams focused on what we can control. We expect the transaction to close by the end of 2024. Until then, we will continue to operate as separate companies. That means it is business as usual at HashiCorp, and your team should not expect any changes to their roles, responsibilities, or operations as a result of this announcement. Thank you for keeping your teams focused and motivated on doing what they do best.

•

It is important that we speak with one voice. Please remind your teams to forward any media inquiries to media@hashicorp.com. We ask that you do not share this information externally. If you or your direct reports are contacted by the media, please reach out to Kate Lehman or Jay Fry directly.

•	Take care of yourself and lean on your leadership team for questions, guidance, or additional support you need as a people manager.

•

Remember, it’s only “Day 1”. The announcement of the transaction is just the first step. Until the transaction closes, HashiCorp will continue to operate as a separate, independent company, and it is business as usual. Between now and the end of the year, a select group of senior leaders will be focused on completing the milestones necessary to close the transaction. That includes securing all of the necessary regulatory approvals and shareholder support at a Special Meeting of Shareholders that has yet to be scheduled.

Engagement Suggestions

A few actions you can take to help maintain focus during this change are:

•

Be visible and available. Have meetings with your team members to check in on how they are feeling about the change. Ask questions and discuss their career aspirations. Try to tie their aspirations to the future state and how this can be an opportunity for growth. Allow for a candid and open space to discuss concerns, frustrations and misunderstandings. However, remain positive and solution-focused. Remind them that we will share more information with them as the transaction progresses, and there are still so many opportunities ahead of us at HashiCorp.

•

Listen and pay careful attention. As events unfold, you may hear about rumors that are spreading. Allow them to unfold organically, but take notes and bring them to your management meetings, so you can compare and see if there’s anything that needs to be addressed at a higher level. Be sure not to speculate or join in on the conversation, and stick to the FAQ and shared messages.

•

Check your composure. During change, how you react to situations will set the tone for your team and others who are looking to you as a role model. Find a confidant at your level that you’re able to talk to and discuss solutions for how to handle challenges diplomatically or reach out to your People Business Partner. Try to avoid behaving hurriedly or rashly when faced with challenges during the change. Remember this is a process, but how you behave today will inform how your team feels tomorrow.

•

Integration planning will take time. While certain members of leadership will be actively involved in and preparing for the integration planning, we are early in the planning process. It is inevitable that employees will want to know more. Please make it clear that more information will become available as we move forward in this work and reinforce the importance of continued execution on our current business priorities.

Between now and the close of the transaction, we will be communicating with you as appropriate to provide updates on our progress and to ensure that you have the support you need. Our goal is to be as transparent as possible. As you work through this, if you need additional support or guidance reach out to your manager or People Business Partner. Thank you for your leadership, contributions and continued commitment to HashiCorp.

Other Resources:

•	Mental Health Resources

•	Change Management Resource

•	HBR Article on Change

Additional Information and Where to Find It

HashiCorp, Inc. (“HashiCorp”), the members of HashiCorp’s board of directors and certain of HashiCorp’s executive officers are participants in the solicitation of proxies from stockholders in connection with the pending acquisition of HashiCorp (the “Transaction”). HashiCorp plans to file a proxy statement (the “Transaction Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies to approve the Transaction. David McJannet, Armon Dadgar, Susan St. Ledger, Todd Ford, David Henshall, Glenn Solomon and Sigal Zarmi, all of whom are members of HashiCorp’s board of directors, and Navam Welihinda, HashiCorp’s chief financial officer, are participants in HashiCorp’s solicitation. Information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, will be included in the Transaction Proxy Statement and other relevant documents to be filed with the SEC in connection with the Transaction. Additional information about such participants is available under the captions “Board of Directors and Corporate Governance,” “Executive Officers” and “Security Ownership of Certain Beneficial Owners and Management” in HashiCorp’s definitive proxy statement in connection with its 2023 Annual Meeting of Stockholders (the “2023 Proxy Statement”), which was filed with the SEC on May 17, 2023 (and is available at
https://www.sec.gov/ix?doc=/Archives/edgar/data/1720671/000114036123025250/ny20008192x1_def14a.htm). To the extent that holdings of HashiCorp’s securities have changed since the amounts printed in the 2023 Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC (which are available at https://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0001720671&type=&dateb=&owner=only&count=40&search_text=). Information regarding HashiCorp’s transactions with related persons is set forth under the caption “Related Person Transactions” in the 2023 Proxy Statement. Certain illustrative information regarding the payments to that may be owed, and the circumstances in which they may be owed, to HashiCorp’s named executive officers in a change of control of HashiCorp is set forth under the caption “Executive Compensation—Potential Payments upon Termination or Change in Control” in the 2023 Proxy Statement. With respect to Ms. St. Ledger, certain of such illustrative information is contained in the Current Report on Form 8-K filed with the SEC on June 7, 2023 (and is available at
https://www.sec.gov/ix?doc=/Archives/edgar/data/1720671/000162828023021270/hcp-20230607.htm).

Promptly after filing the definitive Transaction Proxy Statement with the SEC, HashiCorp will mail the definitive Transaction Proxy Statement and a WHITE proxy card to each stockholder entitled to vote at the special meeting to consider the Transaction. STOCKHOLDERS ARE URGED TO READ THE TRANSACTION PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT HASHICORP WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, the preliminary and definitive versions of the Transaction Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by HashiCorp with the SEC in connection with the Transaction at the SEC’s website (http://www.sec.gov). Copies of HashiCorp’s definitive Transaction Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by HashiCorp with the SEC in connection with the Transaction will also be available, free of charge, at HashiCorp’s investor relations website (https://ir.hashicorp.com/), or by emailing HashiCorp’s investor relations department (ir@hashicorp.com).

Forward-Looking Statements

This communication may contain forward-looking statements that involve risks and uncertainties, including statements regarding (i) the Transaction; (ii) the expected timing of the closing of the Transaction; (iii) considerations taken into account in approving and entering into the Transaction; and (iv) expectations for HashiCorp following the closing of the Transaction. There can be no assurance that the Transaction will be consummated. Risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, in addition to those identified above, include: (i) the possibility that the conditions to the closing of the Transaction are not satisfied, including the risk that required approvals from HashiCorp’s stockholders for the Transaction or required regulatory approvals to consummate the Transaction are not obtained, on a timely basis or at all; (ii) the occurrence of any event, change or other circumstance that could give rise to a right to terminate the Transaction, including in circumstances requiring HashiCorp to pay a termination fee; (iii) possible disruption related to the Transaction to HashiCorp’s current plans, operations and business relationships, including through the loss of customers and employees; (iv) the amount of the costs, fees, expenses and other charges incurred by HashiCorp related to the Transaction; (v) the risk that HashiCorp’s stock price may fluctuate during the pendency of the Transaction and may decline if the Transaction is not completed; (vi) the diversion of HashiCorp management’s time and attention from ongoing business operations and opportunities; (vii) the response of competitors and other market participants to the Transaction; (viii) potential litigation relating to the Transaction; (ix) uncertainty as to timing of completion of the Transaction and the ability of each party to consummate the Transaction; and (x) other risks and uncertainties detailed in the periodic reports that HashiCorp files with the SEC, including HashiCorp’s Annual Report on Form 10-K. All forward-looking statements in this communication are based on information available to HashiCorp as of the date of this communication, and, except as required by law, HashiCorp does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.